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                         EXECUTIVE EMPLOYMENT AGREEMENT


     AGREEMENT made this 1st day of July, 1998, between Marbo Inc., a Delaware Corporation, and Marvin M. Nolley ,the executive Employee.

1.  EMPLOYMENT AND TERM

      A) The word "Company" as used in this agreement shall refer to and include Marbo, Inc. and its subsidiaries, affiliates, successors and all related companies.

      B) The Company shall employ Executive and the Executive shall be employed by the Company for a term beginning July 1, 1998 and continuing until June 30, 2001 unless executive is terminated or terminates employment for reasons contained herein.

2.  SALARY, BONUS, EXECUTIVE EMPLOYEE BENEFITS

      A) The Board of Directors of the Company shall annually set and adjust the salary and determine bonuses to the Executive based on Executive's performance, Company success, other executive raises and bonuses and relevant factors. The base salary shall be $75,000. which the Board has the right to increase.

      B) All executive insurance and fringe benefit policies apply to the Executive.

3.  POSITION AND DUTIES

      A) The Executive shall serve as President of the Company pursuant to the power of the Board of Directors to install and remove officers. The Executive shall perform to the best of his abilities all executive duties assigned to him by the Board of Directors on behalf of the Company and/or all subsidiaries and interests of the Company. Particularly, but not instead of including the generality of the foregoing, the Executive agrees that his various responsibilities and duties to the Company's subsidiaries d.b.a. GladstoneAEs Grilled Chicken , will be materially increased in comparison with prior duties performed by the Executive for such subsidiaries and that the increase of such duties shall not diminish his various responsibilities and duties to the Company. The executive shall devote his full time and best ability to the performance of all assignments with the exception of reasonable vacation, illness or disability time. The Executive shall always conduct himself in a manner that maintains the good reputation of the Company, its shareholders, subsidiaries and related interests. The Executive shall not directly or indirectly undertake or accept other employment without having obtained the prior approval of the Board of Directors of the Company. This shall not prevent the Executive from investing his assets in a business whose operation or affairs will not require significant service from the Executive. In addition this shall not require the Executive to divest himself of ownership in or management of any investments or business he currently may have.

      B) The executive shall be a member of the Board of Directors of the Company pursuant to the power of its shareholders to elect and remove Directors.

4.  TERMINATION BY COMPANY FOR CAUSE

Under this Agreement, if the Executive violates any of his obligations to the Company, his employment may be terminated at the Company's option after a thirty
(30) days written notice specifying the alleged violation has been issued to and received by the Executive and in those thirty days the Executive shall have failed to comply with his obligations. Under this agreement if the Executive's employment should be terminated for the above-mentioned cause, the Executive shall be entitled to the following.

 1)Salary to the termination date.
 2)Any promised bonus unpaid by the Company.
 3)All benefits that may be due him under the Company's profit sharing, pension, stock option or other plans.

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5.  TERMINATION AT OPTION OF COMPANY

Under this Agreement the Company reserves the right to terminate the Executive's employment at its option and without cause upon giving the Executive a minimum of sixty (60) days written notice. In the event of termination pursuant to this paragraph, the Company shall be obligated to pay the Executive the following:

     1) The remaining salary that would have become due and payable during the period from the date of termination to the end of the full term of employment herein, calculated at the existing salary paid to the executive.
     2) Any promised bonus unpaid by the Company.
     3) All benefits that may be due him under the Company's profit sharing, pension, stock option or other plans.

The amounts due to the Executive under clauses 1) and 2) of this paragraph will be payable without interest in essentially equal monthly installments over the period from the date of termination to the end of the full term of employment.

6.  TERMINATION BY EXECUTIVE FOR CAUSE

      A) Under this Agreement if the Company violates any of its obligations to the Executive, the Executive may terminate his employment for cause at his option, at any time, upon giving the Company a minimum of sixty (60) days written notice provided that the occurrence of such violation shall have occurred within that sixty (60) days and that the Company shall have failed to comply with such obligations for thirty (30) days after receipt of such notice. If the executive terminates his employment for cause as provided for in this paragraph, all rights and benefits shall be due him as stated in paragraph 5 with regard to termination at the Company's option.

7.  DISABILITY

      A) If the Executive should become unable to perform his normal duties for a cumulative period of six (6) months in any twelve (12) month consecutive period due to illness, accident or other disability, the Company or the Executive may terminate his employment upon giving the other party a minimum of thirty (30) days written notice. Such notice may be presented at any time in the twelve (12) month consecutive period or reasonably soon thereafter. Should such termination result, the Executive shall remain entitled to the following:

         1) All benefits to the extent the Executive has participated in under illness, accident, disability, health, hospitalization, or insurance policies of the Company.
         2) Salary to the date of termination.
         3) Severance pay equal to six (6) months salary.
         4) Any promised bonus unpaid by the Company.
         5) All benefits, if any, that may be due him under the Company's profit-sharing, pension, stock option, or other plans.

The premiums upon all illness, accident, disability, health and hospitalization plans shall continue in force or be paid by the Company to the extent in which the Executive has participated until the Executive reaches the age of sixty-five
(65) or dies, whichever is first.

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      B) The Board of Directors of the Company shall determine, in good faith, whether the Executive shall have been unable to perform his duties herein for the period stated in 7A. The determination of the Board of Directors of the Company shall be final and binding in every instance upon the Executive and the Company subject only to the merit of its judgment being made in good faith.

8.  DEATH

      A) Upon the death of the Executive, this Agreement shall be terminated. In the event of death, the Executive's estate shall be entitled to any bonus promised and yet to be paid by the Company.

      B) In consideration of the services that the Executive has to the present performed on behalf of the Company and in consideration of the services yet to be performed by the Executive in compliance with this Agreement, the Company shall pay the executive's "total annual compensation" if the executive dies during his term of employment as follows:

         1) "Total Annual Compensation" in this context shall be the average of all compensation, bonuses included, (paid by the Company, its subsidiaries, affiliates and all related Companies to the Executive for the period of three (3) calendar years immediately preceding his death.)
         2) The payments shall continue for three (3) years from the Executive's date of death, paid on a monthly basis with no interest.
         3) The payments shall be made to the Executive's surviving spouse. If the spouse shall have predeceased the Executive, or dies subsequently and before the three (3) years expiration, the payments shall be made to the spouse's estate. Under this subparagraph, at the option of the Board of Directors of the Company, any amounts that are to be paid to the Executive's surviving spouse's estate may be made in one lump sum.

9.  CONFIDENTIAL INFORMATION

The Executive agrees that he will not disclose to any person, agency, firm or Corporation any information confidential to the Company, its subsidiaries, affiliates or related business related to their sources of supply, customers, prices, employees, finances or other Company related information for the term beginning with his employment date until June 30, 2004.

10. ASSIGNMENT, SUCCESSORS, ETC.

Under this Agreement neither the rights nor the obligations herein may be assigned by any party, except that such assignment shall be binding upon and take effect for the benefit of any successor of the Company created by merger, reorganization, sale of assets or otherwise.

11. INSURANCE ON EMPLOYEE

      A) The Executive agrees that the Company may continue or terminate and may periodically apply for and take out life, health, accident or other insurance on the Executive in its own name and at its own expense in whatever sum the Company may deem necessary to protect its interests. The Executive also agrees to submit to the customary medical examinations and to fill out, execute and deliver all applications or other instruments in writing as is reasonably required by any or all insurance companies to which any or all applications are made by or for the Company in order to aid the Company in procuring the insurance. The Executive further agrees that he shall have no right, title or interest in or to any of the insurance policies the Company may take out in his name.






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12. NOTICES

Under this Agreement, any notice shall be sufficient if in writing and sent by registered mail addressed as follows:

          A) If to the Company, addressed to Corporate Secretary
                           Marbo, Inc.
                           8426 Sunstate Street
                           Tampa, Florida 33634

          B) If to the Executive, addressed to
                           Marvin M. Nolley
                           7002 Drury St.
                           Tampa, Fl. 33635

Either party may change the address specified herein by giving written notice of the change to the other party as herein provided.

13. YEAR TO YEAR EXTENSION

This Agreement shall continue in effect on a year-to-year basis beyond the initial employment term, expiration date June 30, 2001, unless one party gives written notice to the other of intention to terminate the extended agreement in effect for at least one hundred and twenty (120) days prior to the end of the calendar year, 2001, and not less than sixty (60) days prior to the end of any following year.

14. ARBITRATION

Any controversy or claim resulting from or relating to this Agreement or breach thereof shall be subject to arbitration in Florida to be settled in accordance with the existing rules of the American Arbitration Association. The initiating party shall give the other party notice of his or its intention to arbitrate. Such notice shall explain the nature of the dispute, if money, the amount disputed, resolution sought and the name and location of the initiating party's arbitrator. Within fifteen (15) days of the receipt of such notice, the other party shall give the initiating party notice of the name and address of his or its arbitrator. If he/it fails to do so within the specified fifteen (15) days, the American Arbitration Association will select a second arbitrator at the request of the initiating party. Within fifteen (15) days after the selection date of the second arbitrator, the two chosen arbitrators shall select a third arbitrator. If, within the specified fifteen (15) days the two chosen arbitrators, however chosen, shall have failed to agree on a third arbitrator, the American Arbitration Association shall select the third arbitrator at the request of the initiating party. The arbitration shall commence twenty (20) days after the selection of the third arbitrator. The award delivered by the arbitrators may be entered for judgment in any court having the appropriate jurisdiction. The party against whom or which the award is made shall pay all costs and expenses of the arbitration, including (without limitation) reasonable compensation to each arbitrator and counsel fees.

15. OTHER AGREEMENTS

This agreement supersedes any and all other agreements made by and between the parties referred to herein (or their predecessors) that have or would apply to the contents and subjects covered within this Agreement.

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16. GOVERNING LAW

This Agreement is made and shall be interpreted and carried out under the laws of Florida.

17. ENTIRE AGREEMENT

The entire Agreement of and between the parties is contained within this Agreement. It may not be changed or modified orally, but only by written agreement enforcing the change, waiver, modification, extension or termination and signed by the party against whom enforcement is sought.

IN WITNESS WHEREOF, both parties hereby set their hands and seals and agree that the contents hereunder be executed by their appropriate Corporate officers as of the first date above written.


 MARBO, INC.


/S/  Bo Grektorp
---------------------------------


ATTEST:

/S/ Sean Flaherty
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    Secretary


/S/Marvin M. Nolley
---------------------------------

WITNESS:

/S/ Sean Flaherty
---------------------------------